Exhibit 10.6

PLATINUM ADVISORS LLC
152 West 57th Street, 54th Floor
New York, New York 10019

Via Facsimile and First Class Mail

Effective November 30, 2009

Re:    FORBEARANCE AGREEMENT

Ladies and Gentlemen:

Reference is made to the $97,500 8% Senior Secured Promissory Note due March 6, 2009, issued on or about March 6, 2007 (the “Note”) from NaturalNano, Inc. and NaturalNano Research, Inc. (jointly and severally, the “Borrower”) to Platinum Advisors LLC (the “Lender”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings given in the Note.

The Borrower has requested that the Lender forbear from exercising its various rights and remedies under the Note and other related documents (collectively, the “Loan Documents”) that may otherwise be exercised by the Lender on the date hereof, in order to provide the Borrower with additional time during which it may resolve its current financial problems.

The Lender is prepared to forbear from demanding payment of principal on the Note on the Maturity Date of the Note, or taking any other action to collect the principal amount of the Note until the earlier of June 1, 2010 (unless extended by the Lender in its discretion) or the termination of the Forbearance Period pursuant to the terms of this Letter Agreement (such period, the “Forbearance Period”), provided the Borrower accepts and agrees to the terms, conditions and covenants set forth herein, and communicates such acceptance (by delivering a signed copy of this Letter Agreement) to the Lender no later than 5:00 p.m. on November 30, 2009; provided further it is understood that Borrower is obligated to make all interest payments required under the Note during the Forbearance Period and the Lender shall be permitted to convert any Note pursuant to its terms.

Upon execution by the Borrower, this letter shall be a binding agreement among the respective parties hereto (referred to as the “Letter Agreement”).

By its execution, the Borrower represents, warrants and covenants as follows:

1.           No Duress.    The Borrower has freely and voluntarily entered into this Letter Agreement after an adequate opportunity to review and discuss the terms and conditions and all factual and legal matters relevant hereto with counsel freely and independently chosen by it and this Letter Agreement is being executed without fraud, duress, undue influence or coercion of any kind or nature whatsoever having been exerted by or imposed upon any party.

Effective November 30, 2009

2.           Amount Due.     The Borrower does not contest the amounts outstanding under the Note as set forth on Schedule A hereto (the “Outstanding Amount”).  The Borrower shall also be responsible for reimbursing the Lender for all costs and expenses, including the fees and expenses of legal counsel that may be incurred in connection with the enforcement of this Letter Agreement, which, if incurred, shall be added to the Outstanding Amount.  The Borrower acknowledges and agrees that the Outstanding Amount, plus interest accrued thereon, shall be due and owing upon termination of the Forbearance Period.

3.           No Defenses.      The Borrower has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, or causes of action of any kind or nature whatsoever against the Lender, its officers, directors, employees, attorneys, legal representatives or affiliates (collectively, the “Lender Group”), directly or indirectly, arising out of, based upon, or in any manner connected with, any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, or began prior to the execution of this Letter Agreement and accrued, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of the Note or any of the terms or conditions of the Loan Documents, or which directly or indirectly relate to or arise out of or in any manner are connected with the Note or any of the Loan Documents; TO THE EXTENT ANY SUCH DEFENSES, AFFIRMATIVE OR OTHERWISE, RIGHTS OF SETOFF, RIGHTS OF RECOUPMENT, CLAIMS, COUNTERCLAIMS, OR CAUSES OF ACTION EXIST, SUCH DEFENSES, RIGHTS, CLAIMS, COUNTERCLAIMS, AND CAUSES OF ACTION ARE HEREBY FOREVER WAIVED, DISCHARGED AND RELEASED.

4.           Interest Continues to Accrue.     During the Forbearance Period, the Outstanding Amount shall bear interest at the interest rate set forth under the Note (8%); it being understood that the default rate shall apply upon the occurrence of any Event of Default (other than Existing Defaults) thereunder or upon termination of the Forbearance Period.

5.           Other Notes.   The Borrower agrees that it shall not provide any holder of the Notes issued on or about March 6, 2007, August 5, 2008, September 29, 2008 or October 31, 2008 or the Subordinated Secured Convertible Promissory Note issued on or about the date hereof (the “Subordinated Note” and, collectively, the “Other Notes”) any concession or payment with respect to such Other Notes without first offering the Lender the opportunity to receive such payment or concession with respect to the Notes.

6.           Forbearance.      During the Forbearance Period, the Lender agrees that it will not take any further action against the Borrower or exercise or move to enforce any other rights or remedies provided for in the Loan Documents or otherwise available to it, at law or in equity, by virtue of the occurrence and/or continuation of any default or Event of Default under the Note existing on the date hereof, including any default relating to the Borrower’s failure to maintain the effectiveness of any registration statement (the “Existing Defaults”), or take any action against any property in which the Borrower has any interest.

Effective November 30, 2009

7.           Lender to Retain all Rights.     It is understood and agreed that this Letter Agreement does not waive or evidence consent to any default or Event of Default (including the Existing Defaults) under the Note or the Loan Documents.  The parties hereto acknowledge and agree that the Lender (i) shall retain all rights and remedies it may now have with respect to the Note and the Borrower’s obligations under the Loan Documents (“Default Rights”), and (ii) shall have the right to exercise and enforce such Default Rights upon termination of the Forbearance Period. The parties further agree that the exercise of any Default Rights by the Lender upon termination of the Forbearance Period shall not be affected by reason of this Letter Agreement, and the parties hereto shall not assert as a defense thereto the passage of time, estoppel, laches or any statute of limitations to the extent that the exercise of any Default Rights was precluded by this Letter Agreement.

8.           Termination of Forbearance Period.    The Forbearance Period shall terminate upon the earlier to occur of: (1) 5:00 pm (New York City Time) on June 1, 2010; (2) the Borrower shall fail to observe, perform, or comply with any of the terms, conditions or provisions of this Letter Agreement as and when required and/or any other Event of Default (other than the Existing Defaults occurring prior to the date hereof) shall occur under the Note or any of the Loan Documents or any other agreement between the Borrower and the Lender (or its affiliates) or any other indebtedness issued by the Borrower to the Lender or its affiliates;  (3) any representation or warranty made herein, in any document executed and delivered in connection herewith, or in any report, certificate, financial statement or other instrument or document now or hereafter furnished by or on behalf of the Borrower in connection with this Letter Agreement, shall prove to have been false, incomplete or misleading in any material respect on the date as of which it was made; (4) any suit preceding or other action is commenced by any other creditor against the Company; (5) any default or event of default shall occur under the Subordinated Note or the “Transaction Documents” referred to therein; or (6) a court of competent jurisdiction shall enter an order for relief or take any similar action in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency, reorganization, moratorium or similar law now or hereafter in effect or a petition for relief under any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law shall be filed by or against the Borrower.

Upon termination of the Forbearance Period, should the Note or any of the Borrower’s obligations under the Loan Documents not be satisfied in full, the Lender shall be entitled to pursue immediately its various rights and remedies, including its Default Rights, against the Borrower, all collateral given by the Borrower to secure the Loan and the obligations under the Loan Documents, without regard to notice and cure periods, all of which are hereby waived by the Borrower.   Without limiting the generality of the foregoing, upon termination of the Forbearance Period, the Lender shall be permitted to immediately exercise its rights to demand and collect on the Outstanding Amount.

Effective November 30, 2009

This Letter Agreement shall be deemed to replace and terminate any existing agreement to forbear collection or other rights with respect to the Note that may currently in effect between the Borrower and the Lender.

Effective November 30, 2009

If the foregoing is acceptable to you, please sign in the space provided below.

Sincerely,

PLATINUM ADVISORS LLC

By:        /s/ Mark Mueller
Name: Mark Mueller
Title: G.M.

Accepted and Agreed as of this 30th day of November, 2009

NATURALNANO, INC.

By:         /s/ James Wemett
Name:  James Wemett
Title: Acting CEO

NATURALNANO RESEARCH, INC.

By:         /s/ James Wemett
Name:  James Wemett
Title: Acting CEO

Effective November 30, 2009

Schedule A

Note	Principal Outstanding	Interest Outstanding
$97,500 8% Senior Secured Promissory Note due March 6, 2009 issued to Lender	$ 97,500	$ 21,645.00